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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 333-66859

                           NOTIFICATION OF LATE FILING

(Check One) [x]Form 10-KSB [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                           For Period Ended:  December 31, 1998

                           [ ]      Transition Report on Form 10-K
                           [ ]      Transition Report on Form 20-F
                           [ ]      Transition Report on Form 11-K
                           [ ]      Transition Report on Form 10-Q
                           [ ]      Transition Report on Form N-SAR
                           For the Transition Period Ended:
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

INTREPID CAPITAL CORPORATION
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Full Name of Registrant

Former Name if Applicable

50 NORTH LAURA STREET
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Address of Principal Executive Office (STREET AND NUMBER)

JACKSONVILLE, FLORIDA       32202
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City, State and Zip Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

       | (a)               The reasons described in reasonable detail in Part
       |                   III of this form could not be eliminated without
       |                   unreasonable effort or expense;
       |
 [X]   | (b)               The subject annual report, semi-annual report,
       |                   transition report on Form 10-KSB, Form 20-F, 11-K,
       |                   Form N-SAR, or portion thereof, will be filed on or
       |                   before the fifteenth calendar day following the
       |                   prescribed due date; or the subject quarterly report
       |                   of transition report on Form 10-Q, or portion thereof
       |                   will be filed on or before the fifth calendar day
       |                   following the prescribed due date; and

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       |
       | (c)               The accountant's statement or other exhibit required
       |                   by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

SEE ATTACHMENT.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Michael Wallace              (904)                    350-9999
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                  (Name)              (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:















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                          INTREPID CAPITAL CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 31, 1999          By: /s/ Forrest Travis
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                                        Forrest Travis
                                        President and Chief Executive Officer

























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                          INTREPID CAPITAL CORPORATION
                             SEC FILE NO. 333-66859



Part III - Narrative

         For the reasons stated below, the Registrant's Annual Report on Form 10-KSB for the period ended December 31, 1998 could not be filed within the time period prescribed for the filing of such report. The Registrant and its legal and financial advisors have not been able to complete their review of the draft of such Annual Report, which constitutes the first Annual Report the Registrant has been required to file since it became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and which differs in many respects from the Annual Reports on Form 10-KSB previously filed by Enviroq Corporation, the Registrant's predecessor, because of the dissimilarities of the businesses and the resulting difficulty in reporting the consolidated operations of each of the Registrant's subsidiaries. Such persons could not complete their review in time to permit the filing of the Registrant's Annual Report on Form 10-KSB within the prescribed period without unreasonable effort and expense.
















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